Exhibit 10.8

DATED THIS 22th DAY OF August  2022

Between

NANYANG TECHNOLOGICAL UNIVERSITY

And

CUPRINA PTE LTD

INDUSTRY RESEARCH COLLABORATION AGREEMENT

RESEARCH COLLABORATION AGREEMENT

THIS AGREEMENT is entered into on the 22th day of August 2022 between:

(1)	NANYANG TECHNOLOGICAL UNIVERSITY (Company Registration Number: 200604393R), located at 50 Nanyang Avenue, Singapore 639798, and acting through its School of Materials Science & Engineering (“NTU”);

and

(2)	Cuprina Pte Ltd (Company Registration Number: 201928315N), a company incorporated in Singapore, having its principal place of business at Blk 1090 Lower Delta Road, #06-08, Singapore 169201 (“Company”).

WHEREAS:

(A)	NTU and the Company are interested in collaborating with each other to jointly undertake the Research Project on the terms and conditions of this Agreement.

THEREFORE the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.	In this Agreement and in the Schedules to this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Affiliate”	-	means (i) an organisation, which directly or indirectly controls a Party; or (ii) an organisation, which is directly or indirectly controlled by a Party; or (iii) an organisation, which is controlled, directly or indirectly, by the ultimate parent of a Party; or (iv) an organisation that is within the common control of a Party. For the purposes of this definition, control is defined as owning more than fifty percent (50%) of the voting equity of a Party or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organisation.

“Authorised Representatives”	-	means Affiliates, employees, officers, directors, legal or professional advisors, or students.

“Background IP”	-	means Intellectual Property (not being Foreground IP) which is in or comes into the ownership or control of any Party separately and independently of the Research Project, under which such Party is free to use and grant licenses and which is expressly documented by the disclosing Party and disclosed to another Party pursuant to the Research Project.

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 2 of 21

“Business Day”	-

means any day other than a Saturday, a Sunday or a day on which licensed banks are authorised or required to be closed in Singapore and, where expressed by reference to the jurisdiction of a person other than Singapore, means any day other than a Saturday, a Sunday or a day on which licensed banks are authorised or required to be closed in the jurisdiction of that person. If any time limit specified for a given act or event shall expire on a non-business day, then that time limit is deemed to only expire on the next business day.

“Company IP”	-	means the Foreground IP that is solely-owned by the Company as defined in Clause 7.3 of this Agreement.

“Confidential Information”	-	means any device, graphics, written information, or information in any other tangible form that is disclosed by the disclosing Party (“Discloser”) to the receiving Party (“Recipient”) and is marked at the time of disclosure as confidential or proprietary or with words of similar import. Information disclosed orally or visually and identified at the time as confidential shall be considered Confidential Information if it has been confirmed and designated in writing as confidential within thirty (30) days after its disclosure.

“Effective Date”	-	means 01 July 2022

“Foreground IP”	-	means such Intellectual Property that is first generated, conceived, produced, developed or reduced to practice in the course of performing the Research Project.

“Intellectual Property” or “IP”	-

means patents, copyrights, trademarks, service marks (whether registered or not), domain names, meta tags, design rights, moral rights, rights relating to computer software, registered designs, database rights and rights in databases and any similar property rights, other industrial or intellectual property rights, including those subsisting in any part of the world in inventions, unregistered designs, drawings, lay- out circuit designs, computer programs, utility models, petty patents, trade secrets, test or development results, Confidential Information, Know-How, business names, goodwill and the style or presentation of goods or services and in applications for protection of any of the above rights subsisting anywhere in the world.

“Inventive Contribution”	-	means any intellectual contribution which brings about the creation of Intellectual Property, whether patentable or not, made or to be made by a Party in a Research Project in accordance with this Agreement. For the avoidance of doubt, intellectual contribution does not include any provision of funding or equipment to the Research Project by the Company or any verbal or written advice and information provided by the Company (whether available in the public domain or otherwise) which is not utilised in the creation or development of the Foreground IP.

“Joint IP”	-	means the Foreground IP that is jointly-owned by NTU and the Company as defined in Clause 7.4 of this Agreement.

“Know-how”	-

means any method, technique, process, discovery, invention, innovation, unpatentable process, specification, recipe, formula, material, molecule, gene, protein, regulatory element, design, plan, documentation, drawing, data or other technical information which is secret, substantial and identified or at least identifiable that is to say, described or is able to be described in a sufficiently comprehensive manner.

“NTU IP”	-	means the Foreground IP that is solely-owned by NTU as defined in Clause 7.2 of this Agreement.

“NTUitive”	-	means Nanyang Technological University – NTUitive Pte Ltd (Company Registration No. 199502518G), a wholly-owned subsidiary company of NTU which manages and commercialises IP for NTU.

“Parties”	-	means NTU and the Company collectively, and a “Party” means any one of them.

“Personal Data”	-	means any data, whether true or not, about an individual who can be identified (a) from that data; or (b) from that data and other information to which the organisation has or is likely to have access.

“Research Project”	-

means the research project titled “Title: “Development and validation of American bullfrog (Lithobates catesbeianus) skin waste to generate collagen-based wound products.” to be carried out under this Agreement, which details are set out in Schedule 1, as may be amended from time to time in accordance with this Agreement.

“Term”	-	means the period of this Agreement as specified in Clause 3 of this Agreement.

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 3 of 21

1.2.	In this Agreement, except where the context indicates to the contrary:

(a)	“person” includes any individual, corporation, company, incorporated or unincorporated body of persons, firm, business, institution, trust, association, joint venture, government, governmental agency or department, any state or agency thereof or other legal entity;

(b)	“writing” or any cognate expression includes a reference to any communication effected by mail, facsimile transmission or any other means of electronic communication;

(c)	words importing the singular shall include the plural and vice versa and words denoting a given gender shall include each other gender;

(d)	any reference to “day” shall mean a part or whole period of twenty-four (24) hours, ending at twelve (12) midnight;

(e)	headings are inserted for ease of reference only and shall not be taken into account in the construction of or affect the interpretation of any provision to which they refer;

(f)	references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and all statutory instruments or orders made pursuant to them;

(g)	references to clauses or sub-clauses shall have reference to clauses or sub- clauses of this Agreement; and

(h)	all schedules and attachments to this Agreement form part of this Agreement.

2.	STATEMENT OF WORK

2.1.	The Parties agree to collaborate on the Research Project in accordance with the details specified in Schedule 1. The Parties recognise that the Research Project is research in nature and hence completion within the period of performance or the achievement of research outcomes cannot be guaranteed.

2.2.	The Parties are committed to maintaining the highest standards of research integrity and the responsible conduct of research, as defined in the Singapore Statement on Research Integrity (https://wcrif.org/guidance/singapore-statement). The Parties agree to cooperate in any investigation(s) which result from accusations of research misconduct and malpractice arising from the Research Project.

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3.	TERM OF AGREEMENT

3.1.	This Agreement shall come into force on the Effective Date and shall continue for a period of 18 months (the “Term”) unless terminated earlier in accordance with Clause 10 of this Agreement. Notwithstanding the foregoing, this Agreement may be extended by mutual written agreement of the Parties.

4.	PRINCIPAL INVESTIGATORS

4.1.	The Research Project shall be supervised and coordinated by Assoc. Prof. Dalton Tay Chor Yong on behalf of NTU (hereinafter referred to as the “NTU Principal Investigator” or “NTU PI”) and Mr Carl Marc Baptista on behalf of the Company (“Company PI”).

4.2.	If, for any reason, any of the Principal Investigators are unable to continue to serve as Principal Investigator under the Research Project, and a successor acceptable to the Parties is not available, this Agreement may be terminated by any of the Parties and the provisions of Clause 11 shall apply.

5.	FUNDING AND PAYMENT TERMS

5.1.	The Parties shall provide the funding and/or contributions to the Research Project in accordance with Schedule 1.

5.2.	The amounts stated in Schedule 1 are exclusive of any Company value-added tax or goods and services tax or any other taxation of similar nature. NTU will be entitled to withhold such amounts as deemed necessary to pay the relevant authority for the purposes of withholding taxes, if any.

5.3.	Without prejudice to any other rights NTU may have under this Agreement, in the event that any monies owed to NTU is not paid to or received by NTU when due in accordance with Schedule 1, NTU may, by sending a written notice, require the Company to remedy such default within fourteen (14) days of the Company’s receipt of such notice, failing which NTU shall be entitled to:

(a)	suspend its performance of this Agreement until the outstanding monies have been paid in full (in line with Schedule 1); or

(b)	terminate this Agreement forthwith which termination shall not relieve the Company of its obligations under Clause 5.4 below.

5.4.	If the Company fails to make payment of any monies which is due and payable to NTU as stated in Schedule 1 of this Agreement, then the Company shall also pay to NTU any Financing Charges on the overdue amount from the date it was due for payment until the date it is actually paid. Such Financing Charges are to be calculated on a 365 day basis and at an agreed rate of ten percent (10%) per annum (“Financing Charges”).

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 5 of 21

6.	CONFIDENTIAL INFORMATION

6.1.	The Recipient agrees to use the Discloser’s Confidential Information only for the purposes of the Research Project and/or this Agreement, unless otherwise expressly agreed to in writing by the Discloser. It is agreed that the transfer of Confidential Information shall not be construed as a grant of any right or license with respect to the information delivered except as set forth herein or in a duly executed license agreement.

6.2.	The Recipient shall use the same degree of care regarding the Confidential Information as it uses in protecting and preserving its own confidential information of like kind to avoid disclosure or dissemination thereof, but in no event less than a reasonable degree of care.

6.3.	The Recipient agrees to make the Discloser’s Confidential Information available only to those of its Authorised Representatives who require access to it for the purposes of the Research Project and/or this Agreement and to inform such Authorised Representatives of the confidential nature of such information and their obligation to protect such confidentiality, and procure that such Authorised Representatives shall also observe and be bound by the confidentiality provisions of this Agreement. The Recipient shall not disclose the Confidential Information to any third party except for Authorised Representatives as provided herein. The Recipient hereby agrees that it shall be liable for any breach of the confidentiality obligations under this Agreement by its Authorised Representatives.

6.4.	Each Party agrees that the obligations of confidentiality contained herein shall not apply to any information which:

(a)	was publicly available prior to the date of disclosure under this Agreement or becomes publicly available thereafter through no wrongful act or omission of the Recipient;

(b)	was known to the Recipient prior to the date of disclosure under this Agreement or becomes known to the Recipient thereafter, without restriction as to use or disclosure, from a third party having an apparent bona fide right to disclose the Confidential Information, as evidenced by written records;

(c)	is independently developed by the Recipient, as evidenced by written records; or

(d)	is disclosed by Recipient with the Discloser’s prior written consent.

6.5.	Notwithstanding the foregoing, the Recipient shall be entitled to make any disclosure required by law, by a court or tribunal of competent jurisdiction, by any governmental or other regulatory authority or by any stock exchange of the Discloser’s Confidential Information provided that, if the Recipient is not legally prohibited from so doing, the Recipient gives the Discloser not less than two (2) Business Days’ notice of such requirement to disclose and cooperates reasonably with efforts to contest or limit the scope of such order or legal requirement to disclose.

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6.6.	The Recipient shall:

(a)	upon the termination of this Agreement, return, destroy or delete upon written request of the Discloser, all documents and materials (and all copies thereof) containing the Discloser’s Confidential Information, and certify in writing to the Discloser that it has complied with the requirements of this sub-clause; and

(b)	notwithstanding the return of documents and materials as aforesaid, continue to be bound by the undertakings of confidentiality in relation thereto set out in this Clause 6 for a period of five (5) years from the date of expiry or early termination of this Agreement.

6.7.	The Recipient may retain Confidential Information as required by applicable law or to satisfy the rules or regulatory requirements (regulatory body or stock exchange) or that may be reasonably impractical to delete from its electronic back-up systems. The provisions of this Agreement will continue to apply to any retained Confidential Information.

7.	INTELLECTUAL PROPERTY AND COMMERCIALISATION RIGHTS

7.1.	Each Party shall remain the owner or authorised user of all its Background IP and nothing in this Agreement, save as specifically provided for herein, shall be deemed to grant impliedly or otherwise, ownership of or rights of use of such Background IP to the other Party. Each Party may, at its sole discretion, disclose its Background IP to the other Party for use in connection with the Research Project. In respect of such Background IP which a Party expressly permits may be used under the Research Project, such Party hereby grants the other Party only a non-exclusive, royalty-free, fully paid-up right to use such Background IP to the extent the same is necessary for the purpose of the Research Project and for no other purpose. It is agreed that no Party shall be compelled to disclose any of its trade secrets or Confidential Information as part of its Background IP licensed hereunder.

7.2.	All Foreground IP created or developed solely by NTU, its employees, staff, students, or agents, without any Inventive Contribution from the Company, shall be the sole and exclusive property of NTU (“NTU IP”).

7.3.	All Foreground IP created or developed solely by the Company, its employees, staff, servants or agents, without any Inventive Contribution from NTU, shall be the sole and exclusive property of the Company (“Company IP”).

7.4.	All Foreground IP created or developed jointly by NTU and the Company shall be jointly owned in equal undivided shares by the Parties (“Joint IP”).

7.5.	The commercialisation of the Joint IP shall be governed in a separate written agreement to be entered into by the Parties at a later date.

7.6.	For the purposes of this Clause 7, the Company agrees that:

(a)	NTU may assign and/or transfer to NTUitive all of NTU’s legal rights to and ownership in the Joint IP, and the Company agrees that NTU shall be so entitled to assign and/or transfer such rights and ownership without further reference to the Company, or any obligation to obtain the Company’s consent; and

(b)	NTU may novate or assign all or any of its rights and/or obligations under Clause 7 to NTUitive and in such case and where applicable, references to NTU in Clause 7 shall be deemed to refer to NTUitive.

7.7.	Each Party shall have the unfettered right to use the Foreground IP for its academic, research, development and other non-commercial purposes.

8.	PUBLICATIONS

8.1.	Any Party may publish and otherwise publicly disclose information it has gained in the course of the Research Project including but not limited to information relating to the Foreground IP (“Publishing Party”), subject to following the procedures stipulated in this Clause 8.

8.2.	The Publishing Party will provide the other Party with a copy of each proposed publication or presentation reasonably in advance of publication or presentation (collectively referred to as the “Publication”) and the other Party shall have twenty- one (21) days to review each Publication to identify and notify the Publishing Party in writing of any subject matter that is the Confidential Information of or proprietary to the other Party or which constitutes patentable subject matter or where the publication would be detrimental to the national interest of Singapore; failing which the other Party shall be deemed to have approved the Publication. The Publishing Party and the other Party shall, within ten (10) days of the Publishing Party’s receipt of the other Party’s aforesaid notice, work together to delete or modify the portions objected to by the other Party so as to allow the Publication to proceed as amended or modified or if the proposed publication or presentation involves patentable subjects, the publication or presentation shall be delayed for a further period of sixty (60) days to allow for a patent to be filed. If no decision is made within the aforementioned ten (10) day period, the Publishing Party may proceed with the Publication with the necessary deletions of the portions objected to by the other Party.

8.3	Confidential Information that is governed by Clause 6 (Confidential Information) and identified by the Non-Publishing Party, shall be deleted from the proposed Publication. Notwithstanding the aforementioned, in the event that a student needs to publish or present results of his/her work under the Research Project as part of his/her degree requirements, any proposed deletion of Confidential Information shall not affect the scientific and academic value of such student’s thesis, report, publication or presentation.

9.	WARRANTIES AND DISCLAIMERS OF LIABILITY

9.1.	Each Party warrants and represents to each of the other that it has full authority, power and capacity to enter into this Agreement, and that all necessary actions have been taken to enable it lawfully to enter into this Agreement.

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9.2.	The Parties make no representations, conditions or warranties, either express or implied with respect to any of the Confidential Information and Background IP or Foreground IP disclosed to each other and/or with respect to the work performed pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, the Parties expressly disclaim any implied warranty, condition or representation that any use thereof will not infringe or violate any patent or other proprietary rights of any other person and disclaims that the Background IP or Foreground IP and/or the information provided by such Party:-

(a)	shall correspond with a particular description;
(b)	is of a merchantable or satisfactory quality;
(c)	is fit for a particular purpose; or
(d)	is durable for a reasonable period of time.

9.3.	The Parties shall not be liable for any loss, whether indirect, consequential, punitive, or incidental, or any special loss or damage (including loss of profits, loss of use, and loss of production) however caused (and whether arising out of contract, strict liability, or tort or under any legal or equitable theory of liability) which the other Party suffers arising from any defect, error, fault or failure to perform with respect to the Background IP or Foreground IP.

9.4.	Save as expressly provided in this Agreement, nothing in this Agreement shall be construed as a warranty or representation by the Parties as to the title of any of the Background IP disclosed hereunder or that anything made, used, sold or otherwise disposed of in connection with the same or the Foreground IP is or will be free from infringement of patents, copyrights, trademarks, industrial designs or other intellectual property rights of any third party.

9.5.	Each Party shall be solely responsible and liable for (i) the acts and omissions of its Authorised Representatives; and (ii) its use of the Foreground IP, or findings, results, reports or materials from the Research Project.

9.6.	Each Party shall effect and maintain adequate insurance policies to cover any liability arising from its participation in the activities conducted pursuant to the Research Project and/or under this Agreement.

9.7.	In no event shall any Party be liable for any loss of profits, loss of goodwill, loss of use, loss of production or business interruption costs, or any type of indirect, special, consequential or incidental damages arising from any breach of this Agreement whether or not the other Party has been advised of the possibility of such damage.

9.8.	To the maximum extent permitted by law, in no event shall NTU’s total liability for any cause whatsoever related to the subject matter of this Agreement and regardless of the form of action, whether in contract or in tort, including negligence, exceed S$10,000. For the avoidance of doubt, nothing in this Clause 9.8 shall be deemed to eliminate or limit, in any respect, any Party’s payment obligations as set out under Schedule 1 of this Agreement.

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10.	TERMINATION

10.1.	This Agreement may be terminated by written consent of the Parties.

10.2	A Party (hereinafter referred to as the “Terminating Party”) may terminate this Agreement in respect of the other Party (hereinafter referred to as the “Terminated Party”):-

(a)	in the event of the Terminated Party being in breach of any material term of this Agreement which is either incapable of rectification or if capable of rectification, which is not rectified within thirty (30) days of receipt of notice therefore;

(b)	in the event the Terminated Party has been engaged or is engaging in any activity whatsoever that may expose NTU to any sanction, prohibition, restriction, law or regulation;

(c)	in the event that any relevant institutional review board (“IRB”) does not give their approval necessary for the conduct of the Research Project or revokes such approval;

(d)	if any grant that has been provided to either or both Parties in relation to or for the Research Project is terminated or revoked for any reason; or

(e)	to the extent permitted by law, in the event the Terminated Party:-

(i)	has a receiver, manager, judicial manager or an administrator appointed on behalf of a creditor over all or a substantial part of its assets;

(ii)	enters into an arrangement or compounds or convenes a meeting with its creditors;

(iii)	being a company, passes a resolution to enter into liquidation or the courts make an order that the company be compulsorily wound up (other than for the purposes of amalgamation or reconstruction);

(iv)	is subject to the supervision of the court, either involuntarily or otherwise;

(v)	ceases or threatens to cease for any reason whatsoever to carry on its business; or

(vi)	is unable to pay its debts as defined in the Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018) or takes or suffers any similar action in consequence of debt.

10.3	A Party may withdraw from this Agreement by giving the other Party thirty (30) days’ prior written notice, in which case this Agreement shall be treated as having been effectively terminated at the end of such thirty (30) day notification period, in respect of that Party which has given notice hereunder.

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11.	CONSEQUENCES OF TERMINATION

11.1.	Where this Agreement is terminated in accordance with Clause 4.2, Clause 10.1, Clause 10.3 or Clause 13, the Parties shall use their best endeavours to wind up the work carried out in relation to the Research Project in an orderly fashion and where applicable, to complete such outstanding work during the relevant action periods. NTU shall be entitled to claim from the Company all costs incurred by NTU that would otherwise have been covered by the funding from the Company, including for non- cancellable commitments and NTU resources utilised, in the performance of the Research Project up to and including the date of termination, provided that the total funding amount shall not be exceeded. NTU shall reimburse to the Company any unutilised funds.

11.2.	Where this Agreement is terminated in accordance with Clause 5.3 or Clause 10.2 the Terminating Party shall be relieved of its obligations under the Research Project and shall have no liability whatsoever to the Terminated Party in respect of such termination.

11.3.	If this Agreement is terminated by the Company, then NTU is entitled to retain all deliverables (including work in progress) due to or for the benefit of Company hereunder as at the date of termination, until all undisputed amounts due from the Company for all deliverables and any other services properly rendered up to the date of effective termination have been received by NTU. In addition, NTU may set off any amounts owed by NTU to the Company against the undisputed amounts payable by Company to NTU.

11.4.	The termination of this Agreement shall not affect any rights, obligations or liabilities that shall have accrued to any Party prior to the effective date of such termination.

11.5.	In addition to such provisions which survive the termination of this Agreement by operation of law, the provisions of Clauses 5, 6, 7, 8, 9, 11, 12, 14, and 15 to 24 shall continue in force in accordance with their terms, notwithstanding the termination of this Agreement for any reason.

12.	ASSIGNABILITY

12.1.	Except as expressly provided for in this Agreement, no Party may assign any right or novate, charge, delegate, sub-license or sub-contract any obligation or otherwise dispose of or transfer any of its rights or obligations under this Agreement without the prior written permission of the other Party whose permission may not be unreasonably withheld or delayed.

13.	FORCE MAJEURE

13.1.	For purposes of this Agreement, a Force Majeure Event is an event which is a circumstance or event beyond the reasonable control of a Party which prevents or delays such Party from observing or performing an obligation under this Agreement. Such circumstance or event shall include, without limitation, industrial actions or labour disputes, civil unrest, war or threats of war, criminal or terrorist acts, government actions or regulations, telecommunication or utility failures, fire, explosion, natural physical disasters, epidemic, quarantine restrictions, widespread travel restrictions of persons or goods, inclement weather and general failure of public utility or transportation (each, a “Force Majeure Event”).

13.2.	The Party prevented or delayed in the performance of its obligations under this Agreement by a Force Majeure Event shall give written notice thereof to the other Party, specifying the matters constituting the Force Majeure Event, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue.

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RESEARCH COLLABORATION AGREEMENT

13.3.	No Party shall be liable for any failure to perform its obligations under this Agreement if the failure results from a Force Majeure Event, provided always that whenever possible the affected Party will resume that obligation as soon as the Force Majeure Event ceases or abates.

13.4.	In case of a Force Majeure Event, the time for performance required by the relevant Parties under this Agreement shall be extended by the same duration as the duration of the period during which the performance is prevented or delayed by the Force Majeure Event.

13.5.	If the Force Majeure Event shall continue for a period exceeding three (3) months from the date of the notice of such Force Majeure Event under Clause 13.2 above, the non- affected Party may at any time thereafter terminate the Agreement, by written notice to the affected Party.

14.	USE OF NAMES

14.1.	Neither Party will make any official press release, announcement or other formal publicity relating to the transactions which are the subject matter of this Agreement without first obtaining in each case, the prior written consent of the other Party, which consent will not be unreasonably withheld.

14.2.	Notwithstanding the generality of Clause 14.1, the Parties may notify third parties of the fact that this Agreement is in effect.

15.	NOTICES

15.1.	Any notice to be given by a Party to this Agreement shall be in writing and shall be deemed duly served if delivered personally or by prepaid registered post, or by e-mail to the addressee at the address or e-mail address of that Party as set out below, or at such other address or e-mail address as the Party to be served may have notified the other Party for the purposes of this Agreement:

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RESEARCH COLLABORATION AGREEMENT

NTU:

Scientific/Technical Matters and Project Management Matters:

Name:	Assoc. Prof. Dalton Tay Chor Yong
Address:	School of Materials Science and Engineering
Nanyang Technological University
Block N4.1, #02-16
50 Nanyang Avenue
Singapore 639798
Phone:	(+65) 6316 8921

E-mail:	cytay@ntu.edu.sg

Intellectual Property Matters:

Name:	Attn: CEO (NTU Ref: REQ0337131)
Address:	Nanyang Technological University – NTUitive Pte Ltd
71 Nanyang Drive, Unit 03-01,
Singapore 638075
Fax:	(+65) 6792 1737

Company:

Attn: Carl Marc Baptista
Cuprina Pte Ltd,
Blk 1090 Lower Delta Road, #06-08, Singapore 169201
Email: carl@cuprina.com.sg
Phone: +65 84844241

15.2.	Any notice given pursuant to Clause 15.1. shall be deemed to have been received:

(a)	in the case of delivery by hand, when delivered; or

(b)	in the case of sending by post:

(i)	where posted in the country of the addressee, on the third (3rd) Business Day following the day of posting; and

(ii)	where posted in any other country, on the seventh (7th) Business Day following the day of posting; or

(c)	if sent by email on a Business Day and at a time which is during business hours on a Business Day, at the time it is transmitted to the relevant email box specified above.

15.3.	For the avoidance of doubt, a termination notice, the service of any proceedings or documents in any legal action or, where applicable, any arbitration or other method of dispute resolution shall only be deemed to have been received if delivered personally or by prepaid registered post to the addressee at the address as provided in Clause 15.1.

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RESEARCH COLLABORATION AGREEMENT

16.	DISPUTE RESOLUTION

16.1.	Any disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall in the first instance be resolved through meeting(s) between senior representatives of the Parties.

16.2.	The Parties hereby agree to submit irrevocably to the exclusive jurisdiction of the Courts of the Republic of Singapore to settle any and all disputes in connection with this Agreement.

17.	GOVERNING LAW

17.1.	This Agreement, including its validity and interpretation and the merits of any dispute or claim arising out of or relating to this Agreement, shall be governed by the laws of Singapore.

18.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP53B)

18.1.	Save to give effect to the rights accruing to each Party’s Affiliates, the Parties do not intend that any right, benefit or remedy of any kind or character whatsoever or any right to enforce the terms of this Agreement shall, by virtue of the Contracts (Rights of Third Parties) Act (Cap 53B) or otherwise, be conferred on any person who is not a party to this Agreement, and no person shall be deemed to be a third party beneficiary under or by reason of this Agreement.

19.	PERSONAL DATA PROTECTION

19.1.	The Parties shall comply with all its obligations under the Singapore Personal Data Protection Act 2012 (“PDPA”) and directions or guidelines which Singapore Personal Data Protection Commission (“PDPC”) may issue from time to time.

19.2.	Each Party shall only process, use or disclose the other Party’s Personal Data:

(a)	strictly for the purpose of fulfilling its obligations under this Agreement; and provided always that it has obtained the relevant individual’s consent for such processing, use or disclosure;

(b)	with the other Party’s prior written consent, provided always that the other Party has obtained the relevant individual’s consent for such processing, use or disclosure; and/or

(c)	when required by law or an order of court, but shall notify the other Party as soon as practicable before complying with such law or order of court at its own costs.

19.3.	This Clause 19 on Personal Data protection in this Agreement shall be effective and shall stay in force indefinitely after the expiry or termination of this Agreement.

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RESEARCH COLLABORATION AGREEMENT

20.	COMPLIANCE WITH APPLICABLE LAWS

20.1.	The Parties agree to comply with any relevant laws, regulations, by-laws, rules and guidelines applicable to it in the carrying out of the Research Project and/or this Agreement including but not limited to those relating to the use of animals or recombinant DNA, the Singapore Human Biomedical Research Act 2015 (“HBRA”) and all applicable local statutes and regulations.

21.	WAIVER

21.1.	No waiver by any Party hereto of any breach or default of any of the covenants conditions, stipulations, obligations or provisions contained or implied in this Agreement herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

22.	SEVERABILITY

22.1.	If any term, condition or provision of this Agreement or the application of any such term, condition or provision shall be held by a court of competent jurisdiction to be wholly or partly invalid, illegal, or unenforceable or a violation of any applicable law, statute or regulation of any jurisdiction, in any respect, the same shall be deemed to be deleted from this Agreement and shall be of no force and effect, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided that the intent of the Parties in entering into this Agreement is not materially affected thereby; in which event any one Party may give written notice of its intent to terminate this Agreement to the other Party.

22.2.	Notwithstanding the aforesaid, in the event of such deletion as provided in Clause 22.1, the Parties hereto shall negotiate in good faith in order to agree to terms which are mutually acceptable and satisfactory alternative provision(s) in place of the provision(s) so deleted.

23.	ENTIRE AGREEMENT

23.1.	This Agreement including various Schedules referred to therein (all of which shall be deemed to form part of this Agreement) constitutes the entire agreement between the Parties and supersedes and invalidates all other commitments, representations, promises, understandings and warranties relating to the subject matter hereof which may have been made by the Parties either orally or in writing prior to the date hereof, and which shall become null and void from the date this Agreement is signed.

23.2.	This Agreement may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of each of the Parties hereto.

24.	GENERAL

24.1.	Nothing in this Agreement shall be construed as establishing or implying any partnership or joint venture between the Parties hereto, and nothing in this Agreement shall be deemed to constitute either of the Parties hereto as the agent of the other Party or authorise either Party; (i) to incur any expenses on behalf of the other Party, (ii) to enter into any engagement or make any representation or warranty on behalf of the other Party, (iii) to pledge the credit of, or otherwise bind or oblige the other Party, or (iv) to commit the other Party in any way whatsoever, without in each case obtaining the other Party’s prior written consent.

24.2.	The Parties shall co-operate with each other and execute and deliver to the other such instruments and documents and take such other action as may be reasonably requested from time to time in order to carry out and confirm the rights and the intended purpose of this Agreement.

24.3.	Except as otherwise provided in this Agreement, the Parties shall bear their own costs of and incidental to the preparation, execution and implementation of this Agreement.

24.4.	The Parties may sign this Agreement in one (1) or more counterparts by the duly authorised representatives of the Parties, each of which constitutes an original and all of which taken together shall constitute the Agreement PROVIDED THAT this Agreement shall not be in force and effect until the counterparts are exchanged. The Parties may sign and deliver this Agreement by emailed portable document format (“PDF”) document (or other mutually agreeable document format), and a reproduction of this Agreement with a Party’s signature made by PDF, sent by email shall have the same effect as and be enforceable as a signed and delivered original version of this Agreement.

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 14 of 21

RESEARCH COLLABORATION AGREEMENT

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed on the date first above written.

SIGNED by for and on behalf of		SIGNED by for and on behalf of

NANYANG TECHNOLOGICAL UNIVERSITY		Cuprina Pte Ltd

/s/ Lam Yeng Ming		/s/ David Quek
Name:	Lam Yeng Ming	Name:	David Quek
Designation:	Chair, School of Materials Science & Engineering	Designation:	Chief Operating Officer, Cuprina Pte Ltd

Date:	22 Aug 2022	Date:

Acknowledgement from NTU Pl:

I hereby acknowledge that I have read the terms of this Agreement, including the protocol and that I will act and perform my duties pursuant to the Research Project in accordance therewith, including but not limited to the assignment to NTU of any proprietary rights relating to the Research Project results that I may otherwise have according to law.

/s/ Dalton Tay Chor Yong
Assoc. Prof. Dalton Tay Chor Yong

Acknowledgement from Company Pl:

I hereby acknowledge that I have read the terms of this Agreement, including the protocol and that I will act and perform my duties pursuant to the Research Project in accordance therewith, including but not limited to the assignment to the [Company] of any proprietary rights relating to the Research Project results that I may otherwise have according to law.

/s/ Carl Marc Baptista
Carl Marc Baptista

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 15 of 21

RESEARCH COLLABORATION AGREEMENT

SCHEDULE 1

RESEARCH PROJECT

Title: “Development and validation of American bullfrog (Lithobates catesbeianus) skin waste to generate collagen-based wound products.”

1.	BACKGROUND/ INTRODUCTION / OBJECTIVES

Chronic non-healing wounds present a substantial economy and societal burden worldwide. According to a recent report, the annual Medicare expenditure of wound care is estimated to be around $32 billion, of which, chronic wound accounts for approximately 2.2% of the Medicare population. (Value in Health 2018, 21 (1), 27-32.) The situation is likely to worsen due to ageing population and increase prevalence of life-style diseases such as obesity and diabetes. A persistent state of inflammation, infection, lack of blood supply and build-up of necrotic dermal tissues are common pathophysiological hallmarks that are shared among the several types of chronic wounds (e.g. diabetic foot ulcers, pressure ulcers, etc), that severely impedes the wound repair process. (Adv Wound Care (New Rochelle) 2015, 4 (9), 560-582.) Therefore, effective clinical interventions necessitate combinatorial approaches that could co-tackle the various deficiencies that are associated to chronic wounds.

There are increased efforts to introduce innovative wound healing products into the market. In fact, the global market for wound care has been forecasted to reach $15-22 billion by 2024. (Adv Wound Care (New Rochelle) 2019 Feb 1;8(2):39-48.) Among the various classes of wound dressing materials, collagen is a stand-out interactive (bioactive) dressing candidate as it not only maintains a moist wound surface but can also target specific molecular defects in the wound environment to promote restitutio ad integrum healing. collagen is a fibrous scleroprotein that is found abundantly in a wide range of connective tissues. There are 28 types of collagens that have been identified so far, but approximately 80-90% of the collagen belongs to type I. In the skin, the type I collagen network interlaces with other extracellular matrix (ECM) proteins such as elastin, to form a pliant 3-dimensional (3D) network that incorporates a host of dermal components (e.g. keratinocytes, fibroblasts and blood vessels), critical to maintain skin barrier functions and health. Collagen plays a key role in each phase of wound healing. Upon injury, platelets adhere and get activated by the collagen to initiate the process of hemostasis as part of the inflammatory response. During the proliferation and maturation phases, the collagen network serves as a physical conduit to facilitate re-epithelization, angiogenesis, granulation tissue formation and collagen deposition to restore skin integrity and strength.

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 16 of 21

RESEARCH COLLABORATION AGREEMENT

Presently, most of the type I collagen-based wound healing products are derived mainly from the meat and poultry industries side streams (e.g., skin, bone and tendons). However, using mammalian-sourced collagen carries some risks of zoonotic diseases (e.g. SARS-CoV-2, avian and swine influenzas and bovine spongiform encephalopathy (BSE)) transmission, as well as religious restrictions. These afflicting issues have prompted our lab to investigate alternative collagen sources for wound healing application. In this connection, we have recently shifted our focus to the possible exploitation of side-streams derived from the seafood industries as possible “waste-to-resource” avenues of collagen and/ or biomaterials. Compared to mammalian collagen, marine collagen offers distinct techno-economic advantageous such as greater ease of extraction, lower risk of pathogen transmission, better water-solubility, unique bioactivity and is also available in abundant quantities. Moreover, a considerable degree of genomic, biochemical and structural similarities was found between marine and human fibrillar collagens. Our lab has recently invented two biomedical products using type 1 collagen that is derived from the discarded skin of American Bullfrog (Rana catesbeiana). Patents (PCT and US patent) filing is currently ongoing for both inventions. Specific for wound healing applications, we have developed a facile scalable, one pot synthesis of chemically crosslinked porous bullfrog skin collagen wound patch, which has demonstrated to possess excellent biocompatibility. Further comparative analysis using bovine collagen as a reference material revealed that the bullfrog collagen wound patch possess intrinsically bioactive properties that could enhance the re-epithelization process in in vitro and in vivo (full thickness murine wound model) experimentations. The intrinsic pro-wound healing properties of the bullfrog skin collagen has inspired us to direct our recent efforts towards the development of a novel self-healing hydrogel that is based on the derivatives of bullfrog skin collagen.

In collaboration with Cuprina Pt Ltd, this research proposal seeks to extend our effort to (i) evaluate the clinical efficacy of the bullfrog collagen sponge and sponge fragments (Figure 1A) in animal models bearing chronic dermal wounds. In parallel, efforts will be directed to optimize the processed parameters for the manufacturing of a self-healing bullfrog collagen/ gelatin-based hydrogel wound care product that is based on dynamic Schiff base bond chemistry (Figure 1B and C). Functional wound healing properties of the hydrogel system will be evaluated in vitro and in vivo. The proposed hydrogel system seeks to circumvent the weak mechanical properties that are associated to conventional hydrogel systems. Due to the self-adhesion and self-healing properties, our proposed system is expected to withstand a wide range of strain and mechanical insults in ensuring that the wound bed is constantly protected by the mechanically adaptive hydrogel.

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 17 of 21

RESEARCH COLLABORATION AGREEMENT

Figure 1. Proposed novel bullfrog collagen-based biomaterials for wound healing applications. (A) collagen sponge. (B) Demonstration of self-adhesion property of proposed hydrogel design using individually colored gelatin hydrogels. (C) Demonstration of self-healing property of hydrogel system. Note: Feasibility of the proposed chemistry was demonstrated using porcine collagen source. We seek to extend this approach to bullfrog collagen, leading to the world’s first bullfrog collagen centric self-healing hydrogel.

These developed platforms are part of the overarching aim to provide a holistic solution for the treatment of acute and chronic wounds. The concept is to leverage on Cuprina’s core expertise in maggot therapy, which is clinically proven to be effective at debridement, disinfection, promotion of angiogenesis, improving oxygen perfusion to wound sites and enhancing the migration of vital cells (e.g. fibroblasts) to the wound bed.

In a clinical setting the value proposition is to apply bullfrog collagen directly on the post Maggot Therapy wound beds as a collagen wound sponge/ dressings to initiate and accelerate granulation and epitilization.

The unique combination of maggot therapy and bullfrog collagen would provide a nature derived, developed and #madeinSG, end-to-end technology solution and product roadmap for the management and accelerated closure of wounds.

2.	SCOPE OF WORK

Scope:

(a)	Biomaterial (Bullfrog skin collagen sponge / hydrogel) development
(b)	Biomaterial characterization (in vitro degradation, mechanical properties, ultrastructure, self-healing properties)
(c)	In vitro cell studies (Cytocompatibility, cell adhesion, immunogenicity, wound healing assays)
(d)	In vivo animal studies (Functional wound healing assessment in diabetic rats)

3.	RESEARCH PROJECT SCHEDULE / TIME FRAME

		Y1				Y2
“Milestones”	Part(ies) Responsible	Q1	Q2	Q 3	Q 4	Q 1	Q 2
Bullfrog collagen extraction + characterization	NTU
Bullfrog collagen wound products development + characterization	NTU
Bullfrog collagen wound products in vivo studies + analysis	NTU
Report	NTU

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 18 of 21

RESEARCH COLLABORATION AGREEMENT

4.	DELIVERABLES

The deliverables for this Research Project are:

1.	Optimized processing parameters for bullfrog collagen sponge and hydrogel wound healing platforms. (NTU + Cuprina)

2.	In vitro data using human cell lines to evaluate biocompatibility of the developed wound healing products. (NTU)

3.	Preclinical in vivo data to evaluate functional performance of the wound healing products. (NTU)

5.	CONTRIBUTIONS TO THE RESEARCH PROJECT / BUDGET

Notes:

1.	NTU’s prevailing overhead charge is applicable on the Total Direct Project Cost funding by the Company to NTU.

2.	If any NTU Cash Contribution is subject to further approval, please highlight this to the Contracts Officer.

3.	Some sections may not be applicable. Please indicate “NA” where necessary.

(a)	In-kind Contribution by NTU to the Research Project	S$

Equipment
Processing Equipment	50,000
Characterisation facilities	50,000
Cell culture lab	20,000
Manpower
Principal Investigator	50,000
Co-Investigator	50,000
Total:	220,000

(b)	Funding by the Company to NTU to carry out the	S$
Research Project

Manpower
Postdoctoral Fellow: To take lead biomaterials development and evaluation.	170,000

Consumables
General lab consumable (e.g. glassware, plasticware, buffer cleaning solvents, etc)	71,500

Consumables and reagents required for:
●	Determine purity and yield of extracted collagen (e.g. SDS PAGE, CD, FTIR, DSC, etc)
●	Characterization of collagen sponge and hydrogel (e.g., SEM, FTIR, porosity measurements, mechanical properties measurements, etc)
●	in vitro tests (e.g. cytotoxicity assays, wound healing assays, etc)
●	in vivo studies (e.g. animal maintenance cost, wound puncher, drugs, etc)

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 19 of 21

RESEARCH COLLABORATION AGREEMENT

Others	15,000
Equipment maintenance costs
Core facility charges (e.g. SEM, FTIR, etc)
Transportation and courier charges (e.g., local transfer of raw materials)
Publication costs

Total Direct Project Cost	256,500

30% Overhead Charge on Total Direct Project Cost	76,950

Total Amount Payable*	333,450
(Total Direct Project Cost + 30% Overhead Charge)

Note:

●	This is a fixed price contract
●	NTU is given the authority to vary the stipulated budget items under (b) above, if required, provided the Total Amount Payable is not exceeded.

6.	PAYMENT SCHEDULE

The Company shall pay the Total Amount Payable of S$ 333,450 (and any prevailing GST payable by the Company thereon) in accordance with the following schedule of payment:

Payment Description	Outcomes, Accomplishments	Amount to be Paid (S$)
Payment	● Upon Signing of this Agreement	$333,450
	Total Amount Payable:	$333,450

Notes:

1.	Payment of the Total Amount Payable may be staggered but funds required for the work to be carried out must be provided in advance.
2.	NTU will not accept terms that provide for withholding of payment if the Company is not satisfied with the results.
3.	All payments shall be made within thirty (30) days from the scheduled date of payment specified in the Payment Schedule above.

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 20 of 21

RESEARCH COLLABORATION AGREEMENT

7.	BACKGROUND INTELLECTUAL PROPERTY

a)	NTU: Yes

1. TD: 2019-375 Bullfrog Skin-Derived Collagen, Materials Comprising Thereof, and Applications in Wound Healing

2. TD:2019-288 Food Waste Valorization For Bone Tissue Engineering Applications

b)	Company: No

8.	FOREGROUND INTELLECTUAL PROPERTY

a)	Likelihood of protectable IP from this Research Project?

●	Patentable invention

Possible

●	Other form of IP (e.g.: Proprietary Know-How/Copyright)

Possible

b)	Likelihood of commercialising/licensing the discovery/invention from this Research Project?

●	Commercialisation

Yes

CONFIDENTIAL (v. 26 April 2021) NTU Ref: REQ	Page 21 of 21